EXHIBIT 99.1

LAIDLAW INTERNATIONAL REPORTS THIRD QUARTER FISCAL 2004 RESULTS

NAPERVILLE, Ill., July 8, 2004 — Laidlaw International, Inc. (NYSE: LI; TSX: BUS) today announced financial results for its third quarter of fiscal 2004 ended May 31, 2004. As previously reported, the company emerged from bankruptcy protection in June 2003. Accordingly, the results of the third quarter of 2004 presented in this news release are for the reorganized company. All results for the third quarter ended May 31, 2003 are for Laidlaw Inc., the predecessor company. Because of the company’s reorganization, comparisons to the prior year may not be meaningful.

          For the third quarter of fiscal 2004, revenue of $1,239.6 million was up $36.8 million or 3.1% from $1,202.8 million for the prior year period largely due to revenue growth from Laidlaw International’s healthcare companies. Net income for the third quarter of 2004 was $34.6 million compared to $62.2 million for the prior year quarter. In the prior year period of the predecessor company, interest expense was not recorded for those liabilities subject to compromise.

          Operating income for the third quarter of 2004 was $89.5 million, as compared to operating income of $73.7 million for the prior year quarter principally reflecting improved performance of the company’s Greyhound Lines subsidiary.

          Third quarter EBITDA (earnings before interest; income taxes; depreciation; amortization; other expenses, net and cumulative effect of change in accounting principle) was $164.2 million as compared to an EBITDA of $150.9 million in the third quarter of 2003, an expansion in margin to 13.2% from 12.5% of revenue. Laidlaw International presents EBITDA, a non-GAAP measure, as a supplemental disclosure to the financial results provided in this news release. EBITDA is commonly used as a measure to evaluate a company’s ability to service or incur debt. A schedule reconciling EBITDA to net cash from operating activities is provided as a supplement to this release. Net cash from operating activities for the third quarter of fiscal 2004 was $186.6 million as compared to net cash provided by operating activities of $199.7 million for the prior year period.

          “This was a satisfactory quarter,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “Our school bus operations performed well as did Greyhound and AMR, where we continued to work on improving margins through lower overheads and better equipment utilization.”

          Mr. Benson added, “Our longer term operational plans are now well advanced and share the common objective of improving performance and demonstrating shareholder value. Our recent announcement of Greyhound’s network simplification in the northwest United States is the first of many operational improvements initiated by these plans.”

          As of May 31, 2004, the company had unrestricted cash and cash equivalents of $161.3 million and debt outstanding of $1,159.3 million.

          For the nine months ended May 31, 2004, Laidlaw International reported consolidated revenue of $3,612.4 million, EBITDA of $429.5 million and net cash from operating activities of $281.2 million. Year to date net capital expenditures totaled $150.8 million. The company now expects full year fiscal 2004 revenue to be 3 to 4% higher than revenue in fiscal 2003 and full year fiscal 2004 EBITDA to be 7 to 8% higher than EBITDA in fiscal 2003. Net capital expenditures are expected to be approximately $250 million.

          Earlier this week, the company’s subsidiary, Greyhound Lines, Inc., entered into an amendment to its $125 million revolving credit facility extending the maturity date through October 24, 2006, with an option to extend the term for an additional year subject to certain terms and conditions. The amendment resets the financial covenants and modifies the interest rate incurred on the borrowings and letter of credit fees.

          Laidlaw International also announced that, due to lack of trading activity in Toronto, it is filing an application with the Toronto Stock Exchange to delist the company’s common stock traded under the symbol: BUS. The company’s common stock will continue to be listed on the New York Stock Exchange, symbol: LI. The actual delisting is expected to occur by July 16, 2004.

          The company will hold a conference call hosted by senior management to discuss the financial results on Friday, July 9, 2004 at 10:00 a.m. (eastern daylight-savings time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

          To participate in the call, please dial:

877-691-0879 – (US and Canada)
973-582-2745 – (International)

A replay will be available immediately after the conference call through August 9, 2004. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 4866275. Additionally, the web cast will be archived on the company’s website for approximately one month.

Forward-Looking Statements
          Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities, and other statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to; Greyhound Lines’ ability to achieve its forecasted results; market factors, including competitive pressures and changes in pricing policies; changes in interpretations of existing legislation or the adoption of new legislation; loss of major customers; the significant restrictive covenants in the company’s and its subsidiaries’ various credit facilities; the potential for asset dispositions; the ability to continue to satisfy bonding requirements for existing or new customers; volatility in energy costs; the costs and risks associated with litigation; costs related to accident and other claims; potential pension plan funding requirements; the ability to implement initiatives designed to increase operating efficiencies and improve results and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects, including in “Note Regarding Forward-Looking Statements” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of

Operations — Risk Factors” in the company’s Form 10-K for the year ended August 31, 2003, “Risk Factors” in the company’s Amendment No.1 to its Registration Statement on Form S-4 and in the company’s Registration Statement on Form S-3, and as may be detailed in the company’s other filings from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares trade on the New York Stock Exchange (NYSE: LI) and on the Toronto Stock Exchange (TSX: BUS). For more information, visit our website at www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
($ in millions except per share amounts )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2004	2003*	2004	2003*
Revenue	$1,239.6	$1,202.8	$3,612.4	$3,485.7
Compensation expense	706.5	691.3	2,070.6	2,001.1
Accident claims and professional liability expenses	78.1	71.4	245.2	241.4
Vehicle related costs	68.7	68.8	207.4	202.4
Occupancy costs	50.0	49.2	151.2	150.4
Fuel	50.1	46.4	139.8	133.4
Depreciation	70.1	76.8	215.3	228.4
Amortization	4.6	0.4	13.8	0.9
Other operating costs	122.0	124.8	368.7	364.2

Operating Income	89.5	73.7	200.4	163.5

Interest expense	(31.4)	(6.6)	(98.7)	(19.6)
Other expenses, net	(0.1)	(3.4)	(3.7)	(20.0)

Income before income taxes and cumulative effect of a change in accounting principle	58.0	63.7	98.0	123.9
Income tax expense	(23.4)	(1.5)	(40.2)	(4.5)

Income before cumulative effect of a change in accounting principle	34.6	62.2	57.8	119.4
Cumulative effect of a change in accounting principle	—	—	—	(2,205.4)

Net Income (loss)	$34.6	$62.2	$57.8	$(2,086.0)

Basic earnings (loss) per share
Income before cumulative effect of a change in accounting principle	$0.35	$0.19	$0.58	$0.37
Cumulative effect of a change in accounting principle	—	—	—	(6.77)

Net income (loss)	$0.35	$0.19	$0.58	$(6.40)

Diluted earnings (loss) per share
Income before cumulative effect of a change in accounting principle	$0.33	$0.19	$0.56	$0.37
Cumulative effect of a change in accounting principle	—	—	—	(6.77)

Net income (loss)	$0.33	$0.19	$0.56	$(6.40)

* Predecessor Company’s results

To facilitate a comparison of the Company’s operating performance in fiscal 2004, the Predecessor Company’s operating results have been shown as comparative figures. However, as a result of the reorganization, comparison to the Predecessor Company’s results may not be meaningful.

LAIDLAW INTERNATIONAL, INC.

Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2004	2003*	2004	2003*

Revenue
Education services	$459.7	$459.7	$1,310.2	$1,314.8
Public Transit services	78.7	72.8	223.3	212.1
Greyhound	299.7	291.4	881.1	847.5
Healthcare Transportation services	265.6	259.8	790.0	759.3
Emergency Management services	135.9	120.9	407.8	352.0

Consolidated	$1,239.6	$1,202.8	$3,612.4	$3,485.7

EBITDA
Education services	$120.8	$116.1	$306.0	$302.0
Public Transit services	1.5	5.6	(2.8)	7.3
Greyhound	15.6	3.4	38.3	5.8
Healthcare Transportation services	22.1	18.6	63.5	55.8
Emergency Management services	4.2	7.2	24.5	21.9

Consolidated	$164.2	$150.9	$429.5	$392.8

EBITDA Margins
Education services	26.3%	25.4%	23.4%	23.0%
Public Transit services	1.9%	7.7%	-1.3%	3.4%
Greyhound	5.2%	1.2%	4.3%	0.7%
Healthcare Transportation services	8.3%	7.2%	8.0%	7.3%
Emergency Management services	3.1%	6.0%	6.0%	6.2%
Consolidated	13.2%	12.5%	11.9%	11.3%

Net Capital Expenditures	45.7	104.2	150.8	208.7

EBITDA, a non-GAAP financial measure, represents earnings before interest; income taxes; depreciation; amortization; other expenses, net and cumulative effect of a change in accounting principle.

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding its ability to service or incur debt.

* Predecessor Company’s results

To facilitate a comparison of the Company’s operating performance in fiscal 2004, the Predecessor Company’s operating results have been shown as comparative figures. However, as a result of the reorganization, comparison to the Predecessor Company’s results may not be meaningful

LAIDLAW INTERNATIONAL, INC.

Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2004	2003*	2004	2003*
EBITDA, as reported	$164.2	$150.9	$429.5	$392.8

Cash paid for interest	(20.6)	(11.7)	(80.0)	(25.0)
Cash received (paid) for income taxes	(0.5)	6.0	10.7	4.4
Increase in claims liability and professional liability insurance reserves	12.7	7.4	47.2	56.1
Cash used in financing other working capital items	27.3	25.8	(130.3)	(137.7)
Decrease in restricted cash and cash equivalents	3.5	33.9	4.1	0.9
Other	—	(12.6)	—	(27.7)

Net cash provided by operating activities	$186.6	$199.7	$281.2	$263.8

EBITDA, a non-GAAP financial measure, represents earnings before interest; income taxes; depreciation; amortization; other expenses, net and cumulative effect of a change in accounting principle.

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding its ability to service or incur debt.

* Predecessor Company’s results

To facilitate a comparison of the Company’s operating performance in fiscal 2004, the Predecessor Company’s operating results have been shown as comparative figures. However, as a result of the reorganization, comparison to the Predecessor Company’s results may not be meaningful.